Exhibit 4.1

DISCOVER CARD EXECUTION NOTE TRUST

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Indenture Trustee

SECOND AMENDMENT

to

CLASS A(2010-C) TERMS DOCUMENT

Dated as of April 30, 2012

THIS SECOND AMENDMENT TO CLASS A(2010-C) TERMS DOCUMENT (the “Amendment”), by and between DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust created under the laws of the State of Delaware, as Issuer (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of April 30, 2012. Unless otherwise specified, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Terms Document (as defined below).

WHEREAS, pursuant to Section 301(g) of the Indenture, the Issuer and the Indenture Trustee have entered into that certain Class A(2010-C) Terms Document, dated as of May 27, 2010, by and between the Indenture Trustee and the Issuer, as amended by that certain Amendment to Class A(2010-C) Terms Document, dated as of November 15, 2011 (as so amended, the “Terms Document”);

WHEREAS, pursuant to subsection 1001(b) of the Indenture, the Issuer and the Indenture Trustee desire to amend the Terms Document to revise certain conditions to increasing the Outstanding Dollar Principal Amount in a manner that shall not adversely affect in any material respect the interests of the Holders of any Series, Class or Tranche of any Notes outstanding as set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and for the benefit of the Noteholders:

ARTICLE I

AMENDMENTS

Section 1.1. Amendment to Terms Document. Article II, Section 2.09 (“Increases in the Outstanding Dollar Principal Amount”) of the Terms Document is hereby amended by deleting clause (f) in its entirety.

ARTICLE II

MISCELLANEOUS

Section 2.1. Severability. In case any provision in this Amendment will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.2. Ratification of Terms Document. Except as specifically amended, modified or supplemented by this Amendment, the Terms Document is hereby confirmed and ratified in all respects and shall remain in full force and effect. This Amendment shall not constitute a novation of the Terms Document, but shall constitute an amendment thereof. Each of the parties to the Terms Document agrees to be bound by the terms of the obligations of the Terms Document, as amended by this Amendment, as though the terms and obligations of such agreement were set forth herein.

Section 2.3. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 2.4. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

Section 2.5. Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by Wilmington Trust Company, not individually or personally but solely as Owner Trustee of the Issuer under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any related documents.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

DISCOVER CARD EXECUTION NOTE TRUST,
as Issuer

By:	Wilmington Trust Company, not in its individual capacity but solely as Owner Trustee

By:	/s/ Jennifer A. Luce
Name: Jennifer A. Luce
Title: Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Patricia M. Child
Name: Patricia M. Child
Title: Vice President

[Signature Page to Amendment to Class A(2010-C) Terms Document]